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                      April 20, 2023

       Christine McCarthy
       Chief Financial Officer
       The Walt Disney Company
       500 South Buena Vista Street
       Burbank, California 91521

                                                        Re: The Walt Disney
Company
                                                            Form 10-K for
Fiscal Year Ended October 1, 2022
                                                            Filed November 29,
2022
                                                            File No. 001-38842

       Dear Christine McCarthy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services